Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford/Stefan Loren (443) 213-0506/0507

West Names New President of Pharmaceutical Packaging Systems
- Fills Opening Created by Planned Retirement -

LIONVILLE, PA, January 5, 2011 – West Pharmaceutical Services, Inc. (NYSE:WST) has appointed Jeffrey C. Hunt President of the Company’s Pharmaceutical Packaging Systems business, previously headed by Steven A. Ellers, the Company’s President and Chief Operating Officer, who is planning to retire.  Pharmaceutical Packaging Systems is a global business and is the Company’s largest, generating annual sales revenue of nearly $800 million.

Mr. Hunt, 52, joined West in July 2010 as Vice President, Strategic Planning and Business Development.  He has over 23 years of experience in medical device and related businesses.  Prior to joining West, he served as President of the $1.4 billion Patient Care and Safety Products Global Business Unit of Covidien, Mansfield, Mass.  Prior to that, he was Vice President and General Manager of the SharpSafety Division of Tyco Healthcare/Kendall.

“Jeff joined West with a proven record of developing and implementing successful strategic initiatives in the med-device business units that he has managed,” said Donald E. Morel, Jr., Ph.D., Chairman and Chief Executive Officer. “Since joining us, he has been working with the senior management team on our long-term business strategy and M&A efforts, and through those processes, developed key management relationships and acquired a deeper understanding of our operations. He is very well suited and prepared to lead Pharmaceutical Packaging Systems.”

Mr. Hunt replaces Steven A. Ellers, 60, who resigned his position as President and Chief Operating Officer in anticipation of his retirement during the first half 2011. He will provide further transitional support to Mr. Hunt and senior management in the interim.  Mr. Ellers joined West in 1983 as Manager of International Finance and held senior management positions in operations, sales and finance prior to his appointment to his current position in 2005.  Commenting on Mr. Ellers’ retirement, Dr. Morel said, “Throughout his career with West, Steve has held critical leadership positions and has played a significant role in the Company’s growth. Steve served West around the world, including assignments in South America and Singapore and three years as Chief Financial Officer.  We are grateful to Steve for his dedication and service to West, and for his recent efforts to insure an orderly succession.  We wish him the very best.”

Separately, Warwick Bedwell has been appointed President of the Pharmaceutical Packaging Systems’ Asia-Pacific region, succeeding Ronald Van Dijk, who has concluded his assignment in Asia. Mr. Bedwell will report to Mr. Hunt.  Prior to joining West, Mr. Bedwell served as President and General Manager of Roche (Philippines) Inc. and in managerial positions for Roche and Schering-Plough in Australia and, most recently, Vice President and Commercial Director – Bone and Rheumatology for Roche Products (UK) limited.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.